Exhibit 99.1

MARKEL CORPORATION
4521 Highwoods Parkway, Glen Allen, VA 23060 P.O. Box 2009, Glen Allen. VA 23058-2009 (804) 747-0136 (800) 446-6671 Fax: (804) 965-1600 www.markelcorp.com

MARKEL ESTIMATES HURRICANE LOSSES

FOR IMMEDIATE RELEASE	CONTACT: BRUCE KAY
TELEPHONE: 804-747-0136

Richmond, VA, October 1, 2004 — Markel Corporation (NYSE - MKL) announced today that on the basis of currently available information the estimated pre-tax net losses, including reinstatement premiums, from Hurricanes Charley, Frances, Ivan and Jeanne are expected to total $80 million. Solely to add perspective, second quarter pre-tax income was approximately $87 million. Given the unusual accumulation of catastrophe events in the third quarter, Markel has decided to make this announcement and reminds readers that full quarterly results will be available on October 27.

This estimate of hurricane losses is based on claims received to date, industry loss estimates, output from industry and proprietary models and a review of in-force contracts. Because it will be very difficult to determine actual losses for some time, we stress that this estimate is preliminary and based on broad assumptions about coverage, liability and reinsurance.

These four events occurred within six weeks of each other and are currently estimated to produce total losses to the industry in excess of $20 billion. Losses to Markel arise from many different product lines and business units including property (produced both from U.S. and international units), offshore rigs, watercraft and specialty reinsurance. Losses also arise from diverse locations including the Caribbean, the Gulf of Mexico, Florida, Alabama and other areas within the storm paths.

Markel Corporation markets and underwrites specialty insurance products and programs to a variety of niche markets. In each of these markets, the Company seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting profits and superior investment returns to build shareholder value.

This is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Certain statements contained herein are forward-looking statements that involve risks and uncertainties. Future actual results may materially differ from those estimated in these statements because of many factors. Among other things, the impact of recent hurricanes will depend on the number of insureds and reinsureds affected by the events, the amount and timing of losses incurred and reported and questions of how coverage applies. Additional factors which could affect the Company are discussed in the Company’s reports on Forms 8-K, 10-Q and 10-K. Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the dates on which they are made. The Company undertakes no obligation to update any forward looking statements, whether as a result of new information, future events or otherwise .

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